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                                                                  [ARAMARK LOGO]

MEMORANDUM
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TO:            Executive Leadership         FROM:         Joseph Neubauer
               Council



SUBJECT:       Share 100                    DATE:         February 6, 1998
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On February 5 in Chancery Court in Delaware, Judge Bernard Balick issued an injunction to temporarily halt the Share 100 transaction. This means that the Share 100 transaction will not close as originally scheduled on February 10. His decision was based on an interpretation of an unresolved point of Delaware law concerning the applicability of a private company discount to outside shareholders in the unique situation where shares are being repurchased in a mandatory transaction. The judge did not question the appraisal of the value of ARAMARK's stock.

Let me emphasize that the ruling is to temporarily halt the transaction which allows us time to resolve certain issues related to the transaction. As a result, we will postpone any action on Share 100 at the February 10 shareholders meeting for 30 days, which will allow us to appeal the ruling to the Delaware Supreme Court.

While I am disappointed at this temporary setback in light of our enthusiasm for Share 100, it is important to emphasize our success and your efforts which have positioned us as the world leader in managed services. Most importantly, let me assure you that I remain committed to Share 100 and believe that it is in the best interest of ARAMARK.

Let me urge you to continue to focus on the task at hand which is to serve our customers and grow our business profitably through our Unlimited Partnerships, and I will keep you informed of new developments as we move forward.